UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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HALLADOR ENERGY COMPANY

(Name of Registrant As Specified in Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders,

The 2015 Annual Meeting of Shareholders of Hallador Energy Company will be held at 2:00 p.m. (NYC time) on Thursday, April 23, 2015 at the Yacht Club, 37 West 44th Street (between 5th and 6th Avenue) in New York City, 10036-6613.

Only shareholders of record on February 27, 2015 are entitled to this notice.

SINCE THIS MEETING IS FOR INFORMATIONAL PURPOSES ONLY THERE WILL BE NO VOTING.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

A copy of the Information Statement and the Annual Report on Form 10-K for the year ended December 31, 2014 will be hosted on our website, www.halladorenergy.com, on March 13, 2015.

Shareholders are encouraged to attend the meeting. If you plan on attending, please RSVP by Wednesday, April 15, 2015 to Rebecca Palumbo at 303-839-5504, extension 316 or by e-mail to investorrelations@halladorenergy.com.

By order of the board of directors,

Victor P. Stabio
Chairman

March 9, 2015

1660 Lincoln Street, Suite 2700, Denver, Colorado 80264, 303.839.5504

www.halladorenergy.com

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INFORMATION STATEMENT AND NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of the Information Statement for the

Annual Meeting of Shareholders to be held on April 23, 2015.

This Information Statement and our Annual Report on Form 10-K for the year ended

December 31, 2014 will be hosted on our website at www.halladorenergy.com by March 13, 2015.

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the following actions were taken pursuant to a written consent by a majority of our shareholders effective April 23, 2015:

•	The election of seven Directors to hold office until the 2016 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.
•	The 2014 compensation paid to our Named Executive Officers was approved.
•	The 2015 compensation to our Named Executive Officers was approved.

The Board of Directors set February 27, 2015 as the record date (the “Record Date”) for determining the shareholders entitled to notice of the foregoing.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We have asked brokers and other custodians, nominees and fiduciaries to forward this notice to the beneficial owners and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

No proxies will be solicited in connection with this Information Statement. The elimination of the need for voting at a meeting of shareholders to approve these actions is made possible by the Colorado Business Corporation Act of the State of Colorado and our Bylaws.

This Notice of Annual Meeting, Information Statement and Annual Report on Form 10-K for the year ended December 31, 2014 will be hosted on our website, www.halladorenergy.com. If you want to receive free copies of these documents, please make your request to Hallador Energy Company, Attention: Rebecca Palumbo, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264 or by e-mail to investorrelations@halladorenergy.com or call 303-839-5504 extension 316.

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WHO CAN ATTEND THE MEETING?

Any of our shareholders may attend the meeting. If you plan on attending the meeting, please RSVP to Hallador Energy Company by April 15, 2015, via e-mail to investorrelations@halladorenergy.com, or by telephone to 303-839-5504, ext. 316. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

ELECTION OF DIRECTORS

Pursuant to a written consent by a majority of our shareholders, the following seven nominees have been elected to hold office until the 2016 Annual Meeting or until their successors are duly elected and qualified. Each agreed to be named in this Information Statement and to serve on the Board. Five of our seven directors are expected to attend our annual 2015 meeting; Sheldon Lubar, and John Van Heuvelen are not expected to attend.

Information about Directors

Below is information about each nominee, including biographical data for at least the past five years and an assessment of the skills and experience of each nominee.

Name	Age	Position(s) and year appointed

David C. Hardie	64	Director (1989)
Steven Hardie	61	Director (1994)
Bryan H. Lawrence	72	Director (1995)
Sheldon B. Lubar	85	Director (2008)
John Van Heuvelen	68	Director (2009)
Victor P. Stabio	67	Chairman of the Board (2014) and Director (1991)
Brent K. Bilsland	41	President and CEO (2014) and Director (2009)

Our directors are appointed for a one-year term to hold office until the next Annual Meeting of Shareholders or until removed from office. Each director will hold office after the expiration of his term until his successor is elected and qualified, or until he resigns or is removed.

DAVID C. HARDIE was our Chairman of the Board until January 24, 2014.  He continues to serve as a director, a position he has held since July 1989.  He is the Chairman of the Board and Chief Executive Officer of Hallador Investment Advisors Inc., which manages Hallador Equity Fund, Hallador Cash Fund LP, Hallador Alternative Assets Fund, Hallador Special Holdings, and Hallador Balanced Fund. Mr. Hardie is and serves as a director and partner of other private entities that are owned by members of his family and also serves as Chairman of Parasol Tahoe Community Foundation.  Mr. Hardie is a graduate of California Polytechnic University, San Luis Obispo.  He also attended the Owner/President Management program offered by Harvard Business School.

STEVEN HARDIE has been a director since 1994.  He and David Hardie are brothers.  For the last 29 years, he has been a private investor.  He is the Vice Chairman of Hallador Investment Advisors, which manages Hallador Equity Fund, Hallador Cash Fund LP, Hallador Alternative Assets Fund and Hallador Balanced Fund. He also serves as a director and partner of other private entities owned by members of his family.

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Messrs. David and Steven Hardie have served as our board members for the last 25 and 21 years, respectively.  Both have been private investors in many companies over their careers and served on numerous boards.  At one time, the two brothers and their family owned over 50% of our stock.  Currently, the two brothers beneficially own through various entities about 13% of our stock giving them a vested interest in monitoring the wellbeing of our Company, although Messrs. David and Steven Hardie disclaim any beneficial ownership in any other shares held by such entities. Their significant broad experiences, as well as intimate knowledge of our Company, are significant benefits to us in planning and executing our corporate strategy.

BRYAN H. LAWRENCE has been one of our directors since November 1995.  He is a founder and senior manager of Yorktown Partners LLC, which manages investment partnerships formerly affiliated with Dillon, Read & Co. Inc., an investment-banking firm (Dillon, Read).  He had been employed with Dillon, Read since 1966, serving most recently as a Managing Director until the merger of Dillon, Read with SBC Warburg in September 1997.  He also serves as a Director of Approach Resources, Inc. and Star Gas Partners, L.P., and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests.  Mr. Lawrence is a graduate of Hamilton College and has a MBA from Columbia University.

Mr. Lawrence, who controls about 34% of our stock, has been a board member for the last 19 years. He sits on numerous boards for both private and public companies that are involved in the energy business. His experience with us and in other energy companies, gives us a significant benefit. As most of our other board members, he too has a significant indirect monetary investment in our Company and accordingly has a vested interest in our success.

SHELDON B. LUBAR was elected to our board in July 2008. Since 1977, Mr. Lubar has been Chairman of the Board of Lubar & Co. Incorporated, a private investment and venture capital firm he founded. During the past five years he served on the board of Crosstex Energy, Inc., Crosstex Energy L.P., and Ellora Energy and other private companies. Mr. Lubar currently serves on the board of Star Gas Partners L.P. and Approach Resources, Inc. and on the boards of a number of private companies. Mr. Lubar holds a bachelor's degree in Business Administration and a law degree from the University of Wisconsin-Madison. He was awarded Honorary Doctorate degrees from the University of Wisconsin-Milwaukee, University of Wisconsin-Madison and the Medical College of Wisconsin.

Mr. Lubar, who controls just under 10% of our stock, has been on our board for about seven years.  Mr. Lubar is a very successful entrepreneur and sits on numerous boards in the energy business along with Mr. Lawrence. With his 10% stake, he too has a vested interest in our success.

JOHN VAN HEUVELEN was appointed to our board in September 2009. Additionally, he is a member of the board of directors of MasTec, Inc. (NYSE:MTZ), a position he has held for the last 13 years. At MasTec, Mr. Van Heuvelen is a lead director who also serves on the executive, nominating and audit committees. MasTec is a $4 billion (revenue) specialty contractor in the power generation and transmission industry.

Mr. Van Heuvelen is also a member of the board of directors of Orchid Island Capital (NYSE), a residential mortgage REIT. Since February 2013, Mr. Van Heuvelen has served as Orchid Island’s audit committee chairman, lead director and as a member of the compensation committee.

Mr. Van Heuvelen was formerly audit chair and chairman of the board at LifeVantage (OTC: LFVN). For the last 16 years, Mr. Van Heuvelen has been a private equity investor based in Denver, Colorado. His investment activities have included private telecom and technology firms, where he remains active.

Previously, Mr. Van Heuvelen spent 14 years with Morgan Stanley and Dean Witter Reynolds in various senior management positions in the asset management unit, investment trust and municipal bond divisions before serving as president of Morgan Stanley Dean Witter Trust Company.

Early in his career, Mr. Van Heuvelen was actively involved in the energy business while living in Montana. Mr. Van Heuvelen’s contacts with investment banking firms will prove invaluable to us as we seek to grow our Company.

VICTOR P. STABIO was appointed our Chairman of the Board and stepped down as CEO on January 24, 2014. Mr. Stabio has been with us since March 1991 and has been active in oil and gas exploration and production for the past 37 years and coal mining for the past 10 years. Mr. Stabio is a director of Savoy Exploration, the general partner of Savoy Energy, LP, of which we own 40%.

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Mr. Stabio has a personal investment in us and owns 177,596 shares of our stock, and has 240,000 Restricted Stock Units (“RSUs”) that will lapse/vest equally over three years annually in December. He has been responsible principally for our business strategy since March 1991. His industry experience and vision are a primary component of our successful operations since that time.

BRENT K. BILSLAND was named our CEO on January 24, 2014 and has been our President and director since September 2009. He has been President of Sunrise Coal, LLC, our primary operating subsidiary, since July 31, 2006. Previously, Mr. Bilsland was Vice President of Knapper Corporation; a family owned farming business from 1998 to 2004.  Mr. Bilsland is a graduate of Butler University located in Indianapolis, Indiana.

Mr. Bilsland brings broad industry experience and significant operational capabilities to our Company. He has an intimate understanding of our business and its operations that benefits us. He also has a personal investment in us and owns 985,368 shares of our stock and has 300,000 RSUs which will lapse/vest equally over three years annually in December.

We believe that board members who are willing and able to have a sizable portion, or in some case a substantial portion, of their personal net worth invested in us tend to be conscientious directors.  In other words, our directors’ interests are closely aligned with our shareholders’ interests.  If our stock increases, our directors’ benefit directly and so do our other shareholders.

Officers are appointed by and serve at the discretion of the Board.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

Criteria for Director Nominations

General criteria for the nomination of director candidates include experience and successful track record, integrity, skills, ability to make analytical inquiries, understanding of our business environment, and willingness to devote adequate time to director duties, and diversity (although no formal policy exists, considered along with the aforementioned factors), all in the context of the perceived needs of the Board at that time. Stock ownership could also be a consideration.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of CEO and Chairman of the Board, as our Board believes it is in our best interests to make that determination based on our position and direction, and membership of the Board. Currently, the position of CEO and Chairman are separate, with Victor Stabio serving as Chairman of the Board and Brent Bilsland serving as the CEO.

The Board believes that separating these roles allows the CEO the opportunity to focus on running our business and managing the day-to-day challenges, while providing the Board the opportunity to benefit from the Chairman's ability to support the other members of the Board and work closely with the other members of the executive team.

Director Independence

As required by NASDAQ rules, the Board will evaluate the independence of its members at least annually, and at other appropriate times when a change in circumstances could potentially impact a director’s independence or effectiveness (e.g., in connection with a change in employment status or other significant events). This process is administered by our Audit Committee, which consists entirely of directors who are independent under applicable NASDAQ and SEC rules. After considering all relevant relationships with us, the Audit Committee submits its recommendations regarding independence to the full Board, which then makes a determination with respect to each director.

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In making independence determinations, our Audit Committee and Board consider relevant facts and circumstances, including (i) the nature of any relationships with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, (ii) the significance of the relationship to us, the other organization and the individual director, (iii) whether or not the relationship is solely a business relationship in the ordinary course for us and the other organization and does not afford the director any special benefits, and (iv) any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For purposes of this determination, the Board deems any relationships that have expired more than three years ago to be immaterial.

After considering the standards for independence adopted by NASDAQ and various other factors as described herein, the Board has determined that all directors other than Messrs. Stabio and Bilsland are independent. None of the directors, other than Mr. Van Heuvelen, receives any compensation from us.

Policy for Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving all related party transactions in accordance with our written policy. Such transactions are generally reviewed before entry into the related person transaction. In addition, if any of our specified officers or directors becomes aware of a related party transaction that has not been previously approved or ratified, such related person transaction will be promptly submitted thereafter to the Audit Committee for its review. In reviewing a transaction, the Audit Committee considers the relevant facts and circumstances, including the benefits to us, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) our best interests are permitted to be approved. No member of the Audit Committee may participate in any review of a transaction in which the member or any of his or her family members is the related person.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

We had eight Board meetings during 2014. All members attended at least 75% of the meetings. Other Board actions were taken by written unanimous consent.

Director Attendance at the 2014 Annual Meeting

Sheldon Lubar and Bryan Lawrence did not attend.

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Committee Composition

Name	Audit Committee	Compensation and Nominating Committee	Executive Committee

David C. Hardie	X	Chairman	X
Steven Hardie		X
Bryan H. Lawrence		X	X
Sheldon B. Lubar	X	X
John Van Heuvelen	Chairman and Financial Expert	X
Victor P. Stabio			Chairman
Brent K. Bilsland			X

Audit Committee and Financial Expert

The Audit Committee met four times during 2014. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of the financial reports and other financial information provided by us to the public or any governmental body; (ii) our compliance with legal and regulatory requirements; (iii) our systems of internal controls over financial reporting; (iv) the qualifications and independence of our independent auditors; (v) our auditing, accounting, and financial reporting processes generally; and (vi) the performance of such other functions as the Board may assign from time to time. To this end, the Audit Committee will maintain free and open communication with the Board, the independent auditors, and any other person responsible for our financial management.

Compensation and Nominating Committee

In January 2014, the Board increased the Compensation and Nominating Committee from three to five members. It held three meetings in 2014. The purpose of our Compensation and Nominating Committee is to (1) oversee our executive and director compensation; (2) oversee and administer our stock incentive plans; (3) assist our Board by identifying individuals qualified for election and re-election as Board members and to recommend to our Board the director nominees for each annual meeting of shareholders, subject to the provisions of any shareholder or similar agreement binding on us; (4) recommend to the Board director nominees for each committee of the Board, subject to the provisions of any shareholder or similar agreement binding on us; and (5) act on specific matters within its delegated authority, as determined by the Board from time to time.

All Compensation Committee members are “independent” as defined by the NASDAQ listing standards, including those standards applicable specifically to compensation committee members. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. All members of the Compensation Committee are “non-employee directors” as defined in SEC rules.

Executive Committee

Our Executive Committee did not meet during 2014. When the Board is not in session, the Executive Committee has all of the power and authority as delegated by the Board, except with respect to: (i) amending our articles of incorporation and bylaws; (ii) adopting an agreement of merger or consolidation; (iii) recommending to shareholders the sale, lease or exchange of all or substantially all of our property and assets; (iv) recommending to shareholders our dissolution or revocation of any dissolution; (v) declaring a dividend; (vi) issuing stock; (vii) appointing members of Board committees; and (viii) changing major lines of business.

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DIRECTOR COMPENSATION

Other than Mr. Van Heuvelen, our outside directors receive no compensation for their services but they are reimbursed for reasonable expenses in attending meetings. Mr. Van Heuvelen is paid $100,000 per year. He has the option to be paid in cash or shares of our stock. Since 2009, he has elected to be paid in stock.

AUDIT COMMITTEE REPORT

The Audit Committee evaluates the performance of EKSH, including the senior audit engagement team, each year and determines whether to reengage EKSH or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by EKSH and their technical expertise, tenure as our independent auditors and knowledge of our operations and industry. Based on this evaluation, the Audit Committee decided to engage EKSH as our independent auditors for the year ended December 31, 2014. The Audit Committee reviewed with senior members of our financial management team and EKSH the overall audit scope and plans, and the quality of our financial reporting. The Audit Committee has the sole authority to appoint the independent auditors.

Management has reviewed and discussed the audited financial statements in our Annual Report on Form 10-K with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications prepared by the CEO and the CFO that our unaudited quarterly and audited consolidated financial statements fairly present in all material respects, our financial condition, results of operations and cash flows, and have expressed to both management and EKSH their general preference for conservative policies when a range of accounting options is available.

In its meetings with EKSH, the Audit Committee asks them to address, and discusses their responses to, several questions that the Audit Committee believes are particularly relevant to its oversight.

These questions include:

•	Are there any significant accounting judgments or estimates made by management in preparing the financial statements that would have been made differently had EKSH themselves prepared and been responsible for the financial statements?

•	Based on EKSHs’ experience, and their knowledge of us, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

The Audit Committee believes that, by thus focusing its discussions with EKSH, it can promote a more meaningful dialogue that provides a basis for its oversight judgments.

The Audit Committee also discussed with EKSH those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee received the written disclosures and the letter from EKSH required by applicable requirements of the PCAOB regarding EKSH's communication with the Audit Committee concerning independence, and has discussed with EKSH their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of EKSH, who are engaged to audit and report on our consolidated financial statements.

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In reliance on these reviews and discussions, and the reports of EKSH, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

John Van Heuvelen-Chairman, David C. Hardie and Sheldon B. Lubar

Board Risk Oversight

Our Board has ultimate responsibility for general oversight of risk management processes. The Board receives regular reports from Mr. Bilsland on areas of risk we face. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. The full Board (or the appropriate committee in the case of risks in areas for which responsibility has been delegated to a particular committee) engages with the appropriate members of management to enable its members to understand and provide input and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss our risk management culture and processes. In the event a committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Compensation Committee Risk Assessment

In 2014, the Compensation Committee reviewed and discussed an internal risk assessment of our executive and non-executive compensation programs and the outcomes of such assessment. Based on such review, the Compensation Committee believes that our compensation programs (i) do not motivate our executives or our non-executive employees to take excessive risks, (ii) are aligned with shareholders’ best interests, and (iii) are not reasonably likely to have a material adverse effect on us. Our compensation programs are designed to support, reward appropriate risk taking, and include the following:

•	A proper balance of operating and financial performance;
•	Long-term performance periods; and
•	Multi-year vesting schedules for RSUs.

Corporate Governance Matters

Good corporate governance is a priority to us. Our key governance practices are outlined in our committee charters, and Code of Conduct. These documents can be found on our website, www.halladorenergy.com by clicking on “Corporate Governance,” and are available in print to any Shareholder, without charge, upon request. Information on our website is not considered part of this Information Statement. The Code of Conduct applies to our directors, executive officers and our other personnel. Any updates or amendments to the Code of Conduct will be posted on the website.

The Audit Committee and Compensation and Nominating Committee of the Board are responsible for reviewing the Corporate Governance Guidelines annually and reporting and making recommendations to the Board concerning corporate governance matters.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 27, 2015 by (i) each person who is known by us to own beneficially more than five percent of our outstanding voting stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our executive officers and directors as a group. As of February 27, 2015, the Record Date, 28,962,711 shares of our common stock were issued and outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	RSUs Vesting within 60 Days	Total Shares of Common Stock Beneficially Owned (1)	Percent (2)

Hardie Family Shares (3) 940 Southwood Blvd. Suite 201 Incline Village, NV 89451	3,771,641		3,771,641	13.0

Yorktown Energy Partners (3) 410 Park Avenue New York, NY 10022	9,700,727		9,700,727	33.5

Lubar Equity Fund LLC 700 North Water Street Suite 1200 Milwaukee, WI 53202	2,788,685		2,788,685	9.6

David and Steven Hardie (4) 940 Southwood Blvd. Suite 201 Incline Village, NV 89451	3,771,641		3,771,641	13.0

Bryan H. Lawrence (5) 410 Park Avenue New York, NY 10022	9,991,022		9,991,022	34.5

Sheldon B. Lubar (6) 700 North Water Street Suite 1200 Milwaukee, WI 53202	2,788,685		2,788,685	9.6

John Van Heuvelen 1660 Lincoln Street Suite 2700 Denver, CO 80264	77,548		77,548	*

Victor P. Stabio (7)	177,596		177,596	*

Brent K. Bilsland (8)	985,368		985,368	3.4

W. Anderson Bishop	236,392		236,392	*

Lawrence D. Martin (9)	74,878	10,000	84,878	*

All the Officers and Directors as a group (9 persons)	18,103,130	10,000	18,113,130	62.5

* Indicates beneficial ownership of less than 1% of the total outstanding common stock.

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(1)	Includes shares of common stock held as well as shares of common stock subject to the Restricted Stock Unit Plan that lapse within 60 days of the Record Date.

(2)	Based on shares issued and outstanding as of the Record Date. Additionally, shares of common stock subject to the Restricted Stock Unit Plan that vest within 60 days of February 27, 2015, are deemed to be outstanding and to be beneficially owned by the person holding such shares for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Hallador Alternative Assets Fund LLC (“HAAF”) beneficially owns 3,093,558 shares. Robert C. Hardie QTIP Trust beneficially owns 556,358 shares. Hallador Special Holdings beneficially owns 86,755 shares. Steven Robert Hardie Trust beneficially owns 21,489 shares. Sandra Hardie Trust beneficially owns 13,481 shares.

Mr. David Hardie, the reporting person, is a 25% beneficiary of the Robert Hardie QTIP Trust, the holder of the securities and disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein. Hallador Special Holdings, LLC is owned by David and Steven Hardie and their immediate family and is a private equity investment fund directed or controlled by its managing members, Hallador Management LLC, David C. Hardie and Steven Hardie. Hallador Alternative Assets Fund LLC is a limited liability company organized under the laws of the State of Delaware ("HAAF"). HAAF is a private equity investment fund directed or controlled by its managing members, Hallador Management LLC, David C. Hardie and Steven Hardie.

Mr. Steven Hardie, the reporting person, is a 25% beneficiary of the Robert Hardie QTIP Trust, the holder of the securities and disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein. Hallador Special Holdings, LLC is owned by David and Steven Hardie and their immediate family and is a private equity investment fund directed or controlled by its managing members, Hallador Management LLC, David C. Hardie and Steven Hardie. Hallador Alternative Assets Fund LLC is a limited liability company organized under the laws of the State of Delaware ("HAAF"). HAAF is a private equity investment fund directed or controlled by its managing members, Hallador Management LLC, David C. Hardie and Steven Hardie. Mr. Steven Hardie is also trustee of the Steven Robert Hardie Trust, which owns 21,489 shares of our stock.  In addition, the Sandra W. Hardie Revocable Family Trust owns 13,481 shares. Mr. Steven Hardie’s spouse, Sandra Hardie, is trustee. Mr. Steven Hardie disclaims any beneficial ownership in any other shares held by the above-described entities.

(4)	Includes 1,050,637 shares owned by Yorktown Energy Partners, VI L.P., 5,700,090 shares owned by Yorktown Energy Partners, VII L.P., and 2,950,000 shares owned by Yorktown Energy Partners VIII, L.P.

(5)	Mr. Lawrence owns 290,295 shares directly. The remainder is held by Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., and Yorktown Energy Partners, VIII L.P., each affiliated with Mr. Lawrence. He disclaims beneficial ownership of the shares held by each entity.

(6)	Includes 2,788,685 shares owned by Lubar Equity Fund LLC.

(7)	Includes 7,000 shares owned by Mr. Stabio’s spouse. Mr. Stabio disclaims beneficial ownership of such shares.

(8)	Includes 428,917 shares owned by Mr. Bilsland’s spouse and minor children. Mr. Bilsland disclaims beneficial ownership of such shares.

(9)	Includes 10,000 Restricted Stock Units that vest on April 1, 2015.

ADVISORY APPROVAL OF OUR NAMED EXECUTIVES’ COMPENSATION

In 2014, a majority of our shareholders voted to have a “Say on Pay” vote every year.

This advisory vote, commonly referred to as a “say-on-pay”, is not binding on the Board. However, the Board and the Compensation Committee considers the voting results when evaluating our executive compensation program.

Pursuant to a written consent of a majority of our shareholders, the compensation paid to our Named Executive Officers (“NEOs”) for 2014 as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion below, was approved.

We also included a compensation table that covers the last six years, 2009-2014.

Our NEOs are at-will employees and they do not have employment agreements. Nor do they have any retirement benefits other than participating in the same 401(k) Plan that is offered to all employees. They also participate in the same health benefit programs that are offered to all of the employees and their families. We believe in a compensation program that emphasizes direct compensation rather than perquisites and other benefits.

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The basis of our compensation philosophy is to align our NEOs’ compensation with the long-term interests of our shareholders.

Although we do not require our officers to own any particular amount of equity in us, as set forth in the ownership table above, our CEO holds shares of our common stock worth several millions of dollars. Accordingly, we believe that his interests are aligned with the interests of our shareholders.

Furthermore, the members of the Compensation and Nominating Committee, which approve our NEOs’ compensation, collectively control 57.4% of our shares. In other words, they too have a significant equity interest in us and are a testament of the appropriateness of our NEOs’ compensation.

As set forth in the compensation table disclosing our NEOs’ compensation based on Form W-2s filed with the IRS, our NEOs at risk compensation was over 58% for each of the last five years for Mr. Bilsland, Mr. Stabio and Mr. Bishop. Mr. Martin’s at risk compensation for the past three years has been over 31%. We believe that these percentages clearly indicate that we provide substantial, meaningful incentives with regard to our philosophy of alignment of NEO compensation with the interests of our shareholders.

Advisory APPROVAL ON FUTURE COMPENSATION FOR EXECUTIVES

Pursuant to a written consent of a majority of our shareholders, it was resolved that future compensation to our executive officers was approved as set forth in the table “2015 Future Compensation to NEOs”. With regard to the issuance of the RSU awards, such RSUs will lapse/vest only if performance criteria established by the Compensation Committee are met.

The Board determined that the purchase of Vectren Fuels, Inc. effective August 29, 2014 met our 2014 goals set for success. Specifically, the performance criteria included criteria for a successful purchase of Vectren Fuels, Inc.

The Compensation Committee set three performance criteria for success including consummating the purchase of Vectren Fuels, Inc. at a reasonable fair market value, structuring our bank debt using an administrative agent to structure a new debt vehicle and executing on an integration plan that included the successful transition of skilled and motivated workers.

These measures encompass both the economies of the acquisition transaction and maximizing the accretive nature of the acquisition.

Subsequent to the closing of the acquisition of Vectren Fuels, Inc., the Compensation Committee reviewed documented materials regarding each of the three performance criteria and concluded that performance of each of the criteria was successful.

Based on these measures of successful performance, the Committee registered no objection to the lapsing of awarded RSUs scheduled to lapse December 16, 2014.

The Committee also approved a future cash bonus of 3% of the agreed-upon value of Hallador Energy Company’s interest in Savoy Energy, L.P. to Victor Stabio. The cash bonus has been earned by Mr. Stabio based on his initial and instrumental support in initiating the investment in Savoy Energy, L.P. and his representation of Hallador Energy Company’s interest in the investment for the previous ten years and into the future.

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Additionally, the Committee approved cash bonus payments in the aggregate amount of $3.5 million to the NEOs and a certain employee. $1.2 million was paid on December 20, 2014, for leading extraordinary work that resulted in successfully meeting goals for a successful purchase of Vectren Fuels, Inc. The remainder is to be paid in December 2015 if our EBITDA (earnings before interest, taxes, depreciation, amortization) is $100 million or more.

Name	2014	2015	Amount

Brent Bilsland	$429,000	$871,000	$1,300,000
Lawrence D. Martin	214,500	435,500	650,000
Victor Stabio	198,000	402,000	600,000
W. Anderson Bishop	99,000	201,000	300,000
Employee	214,500	435,500	650,000
Total	$1,155,000	$2,345,000	$3,500,000

Finally, the Compensation Committee established a performance goal of $75 million in EBITDA for 2015 when considering the 2015 lapsing of RSUs.

The Compensation Committee confirmed that the goal for awarding cash bonuses in 2015 and the goal for finding no objection to the lapsing of awarded RSUs in 2015 have been set at different levels in recognition of the long time use of awarding full value equity to officers in order to align their interests with retail and institutional shareholders. Meeting the goal for lapsing of RSUs in 2015 of EBITDA equal to or greater than $75 million confirms that the continued stewardship over a long-term horizon requires as much or more tenacity and long-term planning than meeting higher short-term goals.

The Compensation Committee intends to establish annual performance goals relating to NEO compensation for 2016 and beyond.

SHAREHOLDER COMMUNICATIONS WITH OUR BOARD

We invite shareholders to send written communications to the entire Board or to individual Board members. Please send your letter in care of the Chairman at the address show on the front page of this Information Statement.

If a shareholder communication raises concerns about management or our ethical conduct, you can report it confidentially by e-mail at http://www.openboard.info/hpco/ or by telephone to 866-229-6923. The communications submitted through this hotline are forwarded to the Chairman of our Audit Committee and, if appropriate, the Audit Committee will take such actions as it authorizes to ensure that the subject matter is addressed by the appropriate Board committee, management and/or by the full Board.

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If a shareholder or other interested person seeks to communicate exclusively with our non-management directors, such shareholder communication should be sent directly to the Corporate Secretary who will forward any such communications directly to the Chair of the Audit Committee. The Corporate Secretary will first consult with and receive the approval of the Chair of the Audit Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

At the direction of the Board, we reserve the right to screen all materials sent to its directors for potential security risks, harassment purposes or routine solicitations.

Shareholders have an opportunity to communicate with the Board at our Annual Meeting of Shareholders.

The Chairman shall be the spokesperson for the Board except in circumstances where the inquiry or comment is about the Chairman. In such instances, the Chairman of the Audit Committee shall become the spokesperson.

INFORMATION ABOUT OUR NAMED EXECUTIVE OFFICERS

Named Executive Officers

NEO	Position
Victor Stabio	Chairman
Brent Bilsland	President and CEO
W. Anderson Bishop	CFO, Hallador Energy Company
Lawrence D. Martin	CFO, Sunrise Coal, LLC

Information about Non-Director NEOs

W. ANDERSON BISHOP, 61, CPA, was named our CFO and Chief Accounting Officer in September 2009.  He was our CFO and a board member during 1990-1993.  From 1975 through 1990, he was with Price Waterhouse, predecessor to PricewaterhouseCoopers, in their Oklahoma City and Denver offices.  Mr. Bishop graduated from the University of Oklahoma in 1975.  From 1993 to March 2009, he was the Executive Vice President, CFO and 1/3 owner of the SEC Institute Inc., a private company in the business of training employees of private and public companies in the filing and reporting requirements of the U.S. Securities and Exchange Commission.  During those 16 years, he also assisted us in preparing our SEC filings. In July 2009, he sold his interest in such company and is no longer involved with the SEC Institute.  He also served on the audit committee of SemGroup Energy Partners, L.P., now called Blueknight Energy Partners, L.P. (NASDAQ:BKEP) from July 2007 through July 2008.

LAWRENCE D. MARTIN, 49, CPA, was appointed Chief Financial Officer of Sunrise Coal, LLC, our primary operating subsidiary, in January 2008.  Prior to his employment with Sunrise in October 2007, he worked 19 years for CliftonLarsonAllen from January 1989 to October 2007. (Due to a merger, Clifton Gunderson is now called CliftonLawsonAllen LLP.) Mr. Martin was a Senior Manager in Tax for the previous six years and an Audit Senior Manager for the five preceding years.   Mr. Martin is a graduate from Indiana State University and received his Bachelor of Science degree in Accounting in 1988.

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Executive Compensation

Compensation paid to officers is set forth in the Summary Compensation Table below. We do not have any written employment agreements with any of our officers, all of whom are employed on an at-will basis.

There are no “change in control” agreements other than outstanding RSUs (see below).

Realized Compensation per W-2s and “At Risk” Compensation

Name and Principal Position	Fiscal Year	Salary	Bonus	Dividends on outstanding RSUs and Stock Options	Stock Option Buyout for Cash	Value Realized on Vesting ($)	Other		Total W-2 Compensation	Percentage of “At Risk” Compensation
Victor P. Stabio Chairman	2014	$323,000	$223,000	$51,200		$821,600	$2,285		$1,421,085	61%
	2013	300,000	23,077	10,300		629,475	2,667		965,519	66%
	2012	300,000	23,077	259,600	$1,440,000	665,775	2,286		2,690,738	88%
	2011	300,000	23,077	53,700		837,375	1,287		1,215,439	73%
	2010	195,000	59,000	53,000		995,775	2,536		1,305,311	80%
	2009	184,846	25,846				20,769	(1)	231,461	0%

Brent K. Bilsland President and CEO	2014	344,615	455,923	64,000		1,027,000			1,891,538	58%
	2013	280,000	21,538	7,500		476,875			785,913	62%
	2012	280,000	21,538	100,000		504,375			905,913	67%
	2011	277,981	21,538	22,500		634,375			956,394	69%
	2010	171,250	13,462	25,000		754,375			964,087	81%
	2009	157,470	13,333						170,803	0%
W. Anderson Bishop CFO- Hallador Energy	2014	209,168	111,115	19,200		616,200	1,188		956,871	68%
	2013	200,012	11,538	6,000		381,500	1,188		600,238	65%
	2012	200,012	11,538	80,000		403,500	774		695,824	69%
	2011	200,012	11,538	18,000		507,500	839		737,889	71%
	2010	130,000	7,500	20,000		603,500	839		761,839	82%
	2009	25,000	5,769						30,769	0%
Lawrence Martin CFO- Sunrise Coal	2014	205,770	245,915	14,400		410,800			876,885	48%
	2013	155,850	36,500	1,200		84,750			278,300	31%
	2012	151,873	36,500	3,500		103,750			295,623	36%
	2011	137,700	40,000	3,000					180,700	2%
	2010	125,000	27,000	2,500					154,500	2%
	2009	113,578	9,455						123,033	0%

_________________

(1) Bonus awarded in 2008, but paid in 2009.

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Summary Compensation Table Pursuant To Item 402 of Regulation S-K

(2009 - 2012 Are Not Required, But Are Shown For Discussion Purposes.)

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Dividends on outstanding RSUs and Stock Options	Other (2)		Total
Victor P. Stabio Chairman	2014	$323,000	$223,000	$2,451,200	$51,200	$14,880		$3,063,280
	2013	300,000	23,077		10,300	14,400		347,777
	2012	300,000	23,077		259,600	1,453,500	(3)	2,036,177
	2011	300,000	23,077		53,700	11,300		388,077
	2010	195,000	59,000		53,000	1,500		308,500
	2009	184,849	25,846	2,607,000				2,817,692
Brent K. Bilsland President & CEO	2014	344,615	455,923	3,064,000	64,000	10,400		3,938,938
	2013	280,000	21,538		7,500	10,400		319,438
	2012	280,000	21,538		100,000	10,000		411,538
	2011	277,981	21,538		22,500	9,800		331,819
	2010	171,250	13,462		25,000	6,291		216,003
	2009	157,470	13,333	1,975,000		5,124		2,150,927
W. Anderson Bishop CFO – Hallador Energy	2014	209,000	111,115	919,200	19,200	14,119		1,272,634
	2013	200,012	11,538		6,000	12,700		230,250
	2012	200,012	11,538		80,000	13,394		304,944
	2011	200,012	11,538		18,000	9,849		239,399
	2010	130,000	7,500		20,000	1,500		159,000
	2009	25,000	5,769	1,580,000				1,610,769
Lawrence Martin CFO – Sunrise Coal	2014	205,770	245,915	612,800	14,400	10,400		1,089,285
	2013	155,850	36,500		1,200	7,742		201,292
	2012	151,873	36,500	90,100	3,500	7,675		289,648
	2011	137,700	40,000		3,000	7,435		188,135
	2010	125,000	27,000	105,000	2,500	4,098		263,598
	2009	113,578	9,455	95,000		3,675		221,708

______________________

(1) RSUs: value based on grant date fair value.

(2) Consists primarily of 401(k) contributions.

(3) Includes $1.44 million cash for the buyout of Mr. Stabio’s stock options.

No stock options were granted or exercised during the past six years and none are outstanding

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Outstanding Equity Awards at December 31, 2014

The following table sets forth information concerning the outstanding stock awards held at December 31, 2014 by the named executive officers.

	STOCK AWARDS
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
	(#)	($)

Victor Stabio	240,000 (3)	2,642,400
Brent K. Bilsland	300,000 (3)	3,303,000
W. Anderson Bishop	60,000 (4)	660,600
Lawrence Martin	40,000 (4)	440,400

(1)	Lapsing/vesting anniversary date each year is December 16.
(2)	Reflects the closing market price of the Company’s common stock on December 31, 2014, $11.01, multiplied by the number of restricted stock units that were not vested as of December 31, 2014.
(3)	If the performance criteria set by the Compensation Committee is met, the RSUs will lapse ratably over three years and will fully lapse on December 16, 2017.
(4)	If the performance criteria set by the Compensation Committee is met, the RSUs will fully lapse on December 16, 2015.

Stock Vested in 2014

The following table sets forth information concerning RSUs that vested during the last fiscal year with respect to the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1) ($)

Victor P. Stabio	80,000	821,600
Brent K. Bilsland	100,000	1,027,000
W. Anderson Bishop	60,000	616,200
Lawrence Martin	40,000	410,800

(1)	Amount is the number of shares of stock acquired upon vesting multiplied by the market price (closing price) of our common stock on the vesting date. The closing stock price on the day of vesting was $10.27 per share on December 16, 2014.

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Equity Compensation Plan Information

Our stock bonus plan was authorized in late 2009 with 250,000 shares. We did not issue any shares from the Stock Bonus Plan in 2014 and there are 86,383 shares remaining in the plan.

At December 31, 2014, we had 1,042,000 RSUs outstanding and 1,257,900 available for future issuance.  Our RSU and stock option plans were approved by our Board and collectively they and their affiliates control about 61% of our stock. Currently, there are 1,259,400 shares available for future issuance.

2015 FUTURE COMPENSATION TO NEOS

The RSUs issued to Mr. Stabio and Mr. Bilsland lapse/vest ratably on an annual basis over the next three years and the RSUs issued to Mr. Bishop and Mr. Lawrence lapse/vest on December 16, 2015 upon successfully attaining the performance criteria set by the Compensation Committee.

Name and Principal Position	Salary	Bonus	Bonus to be paid in December 2015 (1)	Total	RSU Awards that Lapse on December 16, 2015 (1)
Victor P. Stabio Chairman	$325,000	$25,000	$402,000	$752,000	80,000

Brent K. Bilsland CEO & President	350,000	26,923	871,000	1,247,923	100,000

W. Anderson Bishop CFO-Hallador Energy	210,000	12,115	201,000	423,115	60,000

Lawrence Martin CFO-Sunrise Coal, LLC	210,000	12,115	435,500	657,615	40,000

___________________________

(1) Assuming the performance criteria set by the Compensation Committee is met.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

Section 16 (a) Beneficial Ownership Reporting Compliance

All reports were timely filed.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Auditors

EKSH has served as our independent auditors since June 2003 and has been selected by the Audit Committee as independent auditors for 2015. A representative from EKSH is not expected to attend the meeting. Doug Reeb (age 40) is our Audit Partner and Joe Adams (age 55) is the concurring partner. After being our designated Audit Partner for the past five years, it is expected Mr. Reeb will be replaced in April 2015 by Brent Petersen (age 49) at EKSH.

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Audit Fees

EKSH billed us $250,000 for the 2014 audit and quarterly reviews and an additional $13,750 for the 401(k) audit. For 2013 they billed us $132,500 for the audit and quarterly reviews and $13,750 for the 401(k) audit.

Pre-Approval Policy

In 2003, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by EKSH. The policy requires that all services EKSH provides to us be pre-approved by the Audit Committee. The Audit Committee approved all services provided by EKSH during 2014 and 2013.

PROPOSALS BY SECURITY HOLDERS

The Board did not receive any proposals for consideration to be voted upon at the 2015 Annual Meeting of Shareholders.

OTHER MATTERS

The Board does not intend to bring any other matters before the 2015 Annual Meeting of Shareholders and has not been informed that any other matters are to be presented by others.

INFORMATION ABOUT 2016 SHAREHOLDER PROPOSALS

Any qualified shareholder desiring to have their proposal included in the 2016 Proxy Statement must submit it in writing to us no later than November 1, 2015. The submission of a shareholder proposal does not guarantee that it will be acted upon.

CONTACT INFORMATION

All inquiries should be addressed by mail to: Hallador Energy Company, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264; by phone to 303-839-5504 ext. 316; or by e-mail at: investorrelations@halladorenergy.com.

By Order of the Board of Directors:

March 9, 2015	Victor P. Stabio
Chairman

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